As filed with the Securities and Exchange Commission on October 29, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Novartis AG

(Exact name of registrant as specified in its charter)

Switzerland
(State or other jurisdiction of incorporation or organization)	Not applicable (I.R.S. Employer Identification No.)

Lichtstrasse 35

CH-4056 Basel, Switzerland

(Address of principal executive offices) (Zip Code)

Novartis Corporation 2001 Stock Incentive Plan for North American Employees

(Full title of the plan)

Thomas Werlen

Novartis AG

Lichtstrasse 35

CH-4056 Basel

Switzerland

(Name and address of agent for service)

+41 61 324 1111

(Telephone number, including area code, of agent for service)

Copy to:
Peter Harwich
Allen & Overy LLP
1221 Avenue of the Americas
New York, New York 10020

+1 212 610 6300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Ordinary Shares of Novartis AG, nominal values CHF 0.50 per share (“Shares”)(1)	20,000,000	$51.485	$1,029,700,000	$57,457.26

(1)                                  The Shares will be represented by American Depositary Shares (“ADSs”), each of which currently represents one Share.  Two separate registration statements on Form F-6 have been filed for the registration of ADSs evidenced by American Depositary Receipts issuable upon deposit of the Shares: (i) Novartis AG’s registration statement on Form F-6 (File No. 333-162725) filed with the Securities and Exchange Commission (the “Commission”) on October 29, 2009 and (ii) Novartis AG’s registration statement on Form F-6 (File No. 333-137108) filed with the Commission on September 5, 2006.

(2)                                  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices for the registrant’s ADSs on the New York Stock Exchange on October 26, 2009.

This registration statement covers 20,000,000 Shares which, together with the 35,000,000 Shares registered on Novartis AG’s registration statement on Form S-8 (File No. 333-137112), the 15,000,000 Shares registered on Novartis AG’s registration statement on Form S-8 (File No. 333-119475), and the 10,000,000 Shares registered on Novartis AG’s registration statement on Form S-8 (File No. 333-13506) and upon which a fee has previously been paid, constitute the 80,000,000 Shares registered for issuance under the Novartis Corporation 2001 Stock Incentive Plan for North American Employees.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this registration statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of documents by reference.

The following documents previously filed with or furnished to the Commission by Novartis AG are incorporated by reference herein and shall be deemed to be a part hereof:

(a)                                  Novartis AG’s Annual Report on Form 20-F for the year ended December 31, 2008, filed with the Commission on January 28, 2009;

(b)                                 Novartis AG’s reports on Form 6-K furnished to the Commission on February 6, 2009 (USD 5 billion bond issue); February 27, 2009 (Results of Shareholder Votes at 2009 Annual General Meeting); April 27, 2009 (Q1 2009 Financial Report); June 4, 2009 (EUR 1.5 billion notes issue); June 5, 2009 (Amended and Restated Articles of Incorporation of Novartis AG, dated as of February 24, 2009); July 17, 2009 (Q2 2009 Financial Report); September 29, 2009 (Acquisition of EBEWE Pharma) and October 22, 2009 (Q3 Financial Report).

(c)                                  The descriptions of Novartis AG’s Ordinary Shares and American Depositary Shares contained in Novartis AG’s Annual Report on Form 20-F for the year ended December 31, 2008.

All documents filed with or furnished to the Commission by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), including any Annual Report on Form 20-F and reports on Form 6-K, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date such reports are filed or furnished, as applicable.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Under Swiss law, directors and senior officers acting in violation of their statutory duties —  whether dealing with bona fide third parties or performing any other acts on behalf of the corporation — may become liable to the corporation, its shareholders and (in bankruptcy) its creditors for damages. The directors’ liability is joint and several but only to the extent the damage is attributable to each director based on willful or negligent violation of duty. If the board of directors lawfully delegated the power to carry out day-to-day management to a different corporate body, such as the executive board, the board of directors is not vicariously liable for the acts of the members of the executive board. Instead, the directors can be held liable for their failure to properly select, instruct or supervise the executive board members. If directors and officers enter into a transaction on behalf of the corporation with bona fide third parties in violation of their statutory duties, the transaction is nevertheless valid as long as it is not excluded by the corporation’s business purpose.

Under Swiss law, a corporation may indemnify a director or officer of the corporation against losses and expenses (unless arising from his gross negligence or willful misconduct), including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of or serving at the request of the corporation.

Novartis AG’s articles of incorporation do not contain provisions regarding the indemnification of directors and officers but according to general principles of Swiss employment law, an employer may, under certain circumstances, be required to indemnify an employee against losses and expenses incurred by him in the execution of his duties under the employment agreement, unless the losses and expenses arise from the employee’s gross negligence or willful misconduct.

Novartis AG currently maintains directors’ and officers’ insurance for its directors and officers as well as officers and directors of certain of its subsidiaries.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

See Exhibit Index which is incorporated herein by reference.

Item 9.    Undertakings.

(a)                                  The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the registrant’s articles of incorporation, regulations of the board and committee charters or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant, Novartis AG, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Basel, Switzerland, on October 29, 2009.

NOVARTIS AG

By:	/s/ Dr. Raymund Breu
Name:	Dr. Raymund Breu
Title:	Chief Financial Officer

By:	/s/ Thomas Werlen
Name:	Thomas Werlen
Title:	General Counsel

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Raymund Breu, Jonathan Symonds, Thomas Werlen, Bruno Heynen and Felix Senn, jointly and severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Daniel Vasella	Chairman and Chief Executive Officer	October 29, 2009
Dr. Daniel Vasella	(principal executive officer)

/s/ Dr. Raymund Breu	Chief Financial Officer (principal financial	October 29, 2009
Dr. Raymund Breu	and accounting officer)

/s/ Dr. Ulrich Lehner	Vice-Chairman and Lead Director of the	October 29, 2009
Dr. Ulrich Lehner	Board of Directors

/s/ Hans-Jörg Rudloff	Vice-Chairman of the Board of Directors	October 29, 2009
Hans-Jörg Rudloff

/s/ William Brody, M.D., Ph.D.	Director	October 29, 2009
William Brody, M.D., Ph.D.

/s/ Srikant Datar, Ph.D.	Director	October 29, 2009
Srikant Datar, Ph.D.

Signature	Title	Date

/s/ Ann Fudge	Director	October 29, 2009
Ann Fudge

/s/ Alexandre F. Jetzer	Director	October 29, 2009
Alexandre F. Jetzer

/s/ Pierre Landolt	Director	October 29, 2009
Pierre Landolt

/s/ Dr. Andreas von Planta	Director	October 29, 2009
Dr. Andreas von Planta

/s/ Dr. Ing. Wendelin Wiedeking	Director	October 29, 2009
Dr. Ing. Wendelin Wiedeking

/s/ Marjorie M. Yang	Director	October 29, 2009
Marjorie M. Yang

/s/ Dr. Rolf M. Zinkernagel	Director	October 29, 2009
Dr. Rolf M. Zinkernagel

/s/ Barry Rosenfeld	Authorized U.S. Representative	October 29, 2009
Barry Rosenfeld

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

4.1

Articles of Incorporation, as amended February 24, 2009 (in English translation) of Novartis AG (incorporated by reference to the registrant’s report on Form 6-K (File No. 1-15024) dated and furnished to the Commission on June 5, 2009)

4.2

Regulations of the Board and Committee Charters of Novartis AG, as amended December 12, 2007 (incorporated by reference to Exhibit 1.2 to the registrant’s Annual Report on Form 20-F (File No. 1-15024) for the year ended December 31, 2008)

4.3

Amended and Restated Deposit Agreement, dated as of May 11, 2000 among Novartis AG, JPMorgan Chase Bank (fka Morgan Guaranty Trust Company of New York), as depositary, and all holders from time to time of ADRs issued thereunder (incorporated by reference to Exhibit (a)(1) to Post-Effective Amendment No. 1 to the registration statement on Form F-6 (File No. 333-11758) filed September 8, 2000)

4.4

Amendment No. 1 to the Amended and Restated Deposit Agreement (incorporated by reference to Exhibit (a)(2) to Post-Effective Amendment No. 1 to the registration statement on Form F-6 (File No. 333-11758) filed September 8, 2000)

4.5

Restricted Issuance Agreement dated as of January 11, 2002 among Novartis AG, JPMorgan Chase Bank, as depositary, and all holders from time to time of ADRs issued thereunder (incorporated by reference to Exhibit 4 to the registration statement on Form F-3 (File No. 333-81862) filed on January 31, 2002)

4.6	Amendment No. 2 to the Amended and Restated Deposit Agreement (incorporated by reference to Exhibit (a)(3) to the registration statement on Form F-6 (File No. 333-13446) filed on May 7, 2001)

4.7

Letter Agreement dated October 27, 2004 between Novartis AG and JPMorgan Chase Bank, as depositary (incorporated by reference to Exhibit 2.2 to Annual Report on Form 20-F for the year ended December 31, 2004)

4.8

Letter Agreement dated September 12, 2005 between Novartis AG and JPMorgan Chase Bank, as depositary (incorporated by reference to Exhibit 2.3 Annual Report on Form 20-F for the year ended December 31, 2005)

4.9

Letter Agreement dated December 14, 2007 between Novartis AG and JPMorgan Chase Bank, as depositary (incorporated by reference to Exhibit 2.4 Annual Report on Form 20-F for the year ended on December 31, 2007)

4.10	Novartis Corporation 2001 Stock Incentive Plan for North American Employees (as amended and restated effective January 1, 2008)

23.1	Consent of Independent Auditors - PricewaterhouseCoopers AG

24	Powers of Attorney (included on signature pages)